Exhibit 99.1

[LOGO OF AEGIS]

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:
Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group, Inc. Announces Credit Facility Refinancing

IRVING, TEXAS—April 20, 2005 – Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS.OB), a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes, reported its results for the year ending 2004.

The new credit arrangement is secured by Aegis’s accounts receivable, and is expected to provide Aegis with approximately $7.5 million that will be used to refinance existing debt and provide ongoing working capital.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable as well as drive efficiency in back office processes. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 2,200 people and utilizing approximately 2,700 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.